Exhibit 16.1

November 15, 2022

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read the statements made by Marchex, Inc. included under Item 4.01 of its Current Report on Form 8-K dated November 11, 2022, to be filed with the Securities and Exchange Commission. We agree with the statements concerning our Firm contained therein.

Sincerely,

/s/ Moss Adams LLP